UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2007

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Bethesda Metro Center, Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 215-8300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On November 23, 2007, FOCUS Information Limited (“FOCUS”), a wholly owned U.K. subsidiary of CoStar Group, Inc. (“CoStar”), and Nokia UK Limited (“Landlord”) entered into an Agreement for Lease (“Agreement for Lease”).  Pursuant to the Agreement for Lease, FOCUS has agreed to enter into an Underlease (the “Lease”) for approximately 7,900 square feet of office space located at First Floor Offices, 10 Great Pulteney Street, London W1 (the “Property”), effective two business days after certain conditions have been satisfied under the Agreement for Lease, including obtaining the consent of the freeholder and the superior landlord to the grant of the Lease.  The Lease has a maximum term ending June 19, 2021, with early termination at FOCUS’ option on June 24, 2010 or June 24, 2015, with advance notice and subject to payment by FOCUS to the Landlord of a termination fee of up to 24 months’ rent.  The initial base rent is £442,848 per year (excluding VAT, parking, insurance and service charges), subject to rent reviews on June 24, 2010, June 24, 2015 and June 24, 2020, at which time the rent will be the higher of the then current, open market rental rate and the rent payable immediately prior to the rent review.  Rent is payable beginning 10 months from October 22, 2007.

On November 23, 2007, CoStar entered into the Agreement for Lease as guarantor and primary obligor.  CoStar is jointly and severally liable with FOCUS for the fulfillment of FOCUS’ obligations under the Agreement for Lease and has agreed to indemnify the Landlord against liability arising out of any default by FOCUS under the Agreement for Lease.  Pursuant to the terms of the Agreement for Lease, CoStar is obligated to enter into the Lease as guarantor and primary obligor and will be jointly and severally liable with FOCUS for the fulfillment of FOCUS’ obligations under the Lease

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date: November 29, 2007	/s/ Andrew Florance

Name: Andrew Florance
Title: Chief Executive Officer